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SHOPKO STORES, INC. AND SUBSIDIARIES
EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
(IN THOUSANDS)



                                                     First Quarter Ended
                                                ---------------------------------
                                                 April 29,           May 1,
                                                    2000              1999
                                                (13 Weeks)         (13 Weeks)
                                                ---------------------------------

        Ratio of Earnings to Fixed Charges
        -------------------------------------
        COMPUTATION OF EARNINGS

    1   Earnings from continuing operations
          before income taxes                   $      1,785      $      3,001
    2   Add previously capitalized interest
          amortized during the period                    145               142
    3   Less interest capitalized during
          the period                                     412                74
                                                ------------      ------------
    4   Total earnings (sum of lines 1 to 3)           1,518             3,069

        COMPUTATION OF FIXED CHARGES

    5   Interest (1)                                  14,995             9,939
    6   Interest factor in rental expense              1,368               456
                                                ------------      ------------
    7   Total fixed charges (sum of lines
          5 and 6)                                    16,363            10,395

    8   TOTAL EARNINGS AND
          FIXED CHARGES (LINE 4
          PLUS LINE 7)                          $     17,881      $     13,464
                                                ============      ============

    9   Ratio (line 8 divided by line 7)                 1.1               1.3


        (1) Includes capitalized interest










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